Exhibit 10.7

FORM OF

DIRECTOR’S AND OFFICER’S INDEMNITY

THIS AGREEMENT made this          day of                               , 2011.

B E T W E E N:

[•]

(the “Indemnitee”)

- and -

ENERKEM INC., a corporation incorporated under the Canada Business Corporations Act (the “Corporation”).

WHEREAS the Corporation has agreed to execute an agreement evidencing its indemnity of the Indemnitee to the full extent permitted by law and as permitted by the Canada Business Corporations Act, as amended from time to time.

NOW THEREFORE THIS AGREEMENT WITNESSES that for valuable consideration (the receipt and sufficiency of which is hereby acknowledged), it is agreed by and between the parties hereto as follows:

Article 1                The Corporation shall indemnify and save harmless the Indemnitee and the Indemnitee’s heirs, executors and administrators against all liabilities, costs (including reasonable legal costs), charges and expenses, including without limitation an amount paid to settle an action or satisfy a judgment, arising as a result of the Indemnitee’s actions in the exercise of his or her duties as a director or an officer of the Corporation, including in respect of any civil, criminal, administrative, investigative or other proceeding to which the Indemnitee is made a party or in which the Indemnitee is involved by reason of being or having been a director or an officer of the Corporation or who acts or acted at the Corporation’s request as a director or officer of another entity (the “Other Entity”).

Article 2                The Corporation will not indemnify and save harmless the Indemnitee and the Indemnitee’s heirs under Article 1 above unless the Indemnitee acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the Other Entity, provided that: (a) the Corporation shall not indemnify the Indemnitee if the Indemnitee has committed a grievous offence or a personal offence separable from the exercise of his or her duties; and (b) in the case of a penal or criminal proceeding, the Corporation shall assume only the payment of the expenses of the Indemnitee, if the Indemnitee had reasonable grounds for believing that his or her conduct was in conformity with the law, or the payment of the expenses of the Indemnitee if he or she has been freed or acquitted.

Article 3                For the purposes of Article 2, the conclusion of any civil, criminal, administrative, investigative or other proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption either that the Indemnitee did not act honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the Other Entity or that, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee did not have reasonable grounds for believing that the conduct was lawful.

Article 4                In respect of an action by or on behalf of the Corporation or the Other Entity to procure judgment in their favour to which the Indemnitee is made a party by reason of being or having been a director or officer of the Corporation or the Other Entity, the Corporation will make application for approval of the Court to indemnify the Indemnitee, the Indemnitee’s heirs, executors and administrators against all liabilities, costs, charges and expenses reasonably incurred by the Indemnitee or on behalf of the Indemnitee in accordance with Article 6 below in the circumstances and upon the conditions described in Article 2.

Article 5                Without limiting any of the foregoing, the Corporation shall indemnify the Indemnitee if the Indemnitee was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the Indemnitee ought to have done in respect of any civil, criminal, administrative, investigative or other proceeding to which the Indemnitee is a party by reason of being or having been a director or an officer of the Corporation or the Other Entity against all liabilities, costs, charges and expenses reasonably incurred by the Indemnitee or on behalf of the Indemnitee in respect of such proceeding in the circumstances and upon the conditions described in Article 2.

Article 6                The Corporation will advance monies to pay all reasonable costs, charges and expenses incurred by the Indemnitee or on behalf of the Indemnitee in defending any civil, criminal, administrative, investigative or other proceeding to which the Indemnitee is made a party by reason of being or having been a director or an officer of the Corporation or the Other Entity, as incurred, in advance of the final disposition of such action or proceeding, within 10 days of receipt of an invoice for such amounts and upon receipt of an undertaking by or on behalf of the Indemnitee reasonably satisfactory to the Corporation and such Indemnitee to repay such amount if the Indemnitee is not entitled to be indemnified. In respect of an action by or on behalf of the Corporation or the Other Entity to procure judgment in their favour and in respect of which the Corporation is obligated by Article 4 hereof to make or cause to be made application for approval of the Court to indemnify the Indemnitee, the Corporation shall (subject to receiving the necessary Court approval, if any) pay all such expenses in advance, within 10 days of receipt of an invoice for such amounts and upon receipt of an undertaking reasonably satisfactory to the Corporation and such Indemnitee by or on behalf of the Indemnitee to repay such amount if the Indemnitee is not entitled to be indemnified.

Article 7                Following the Indemnitee ceasing to be a director or officer of the Corporation, for any reason whatsoever, the Corporation shall continue, for a period of one year from the date the Indemnitee ceased to be a director or officer of the Corporation, to purchase and maintain (provided the same is available at reasonable cost) directors’ and officers’ liability insurance, for the benefit of the Indemnitee and the Indemnitee’s heirs, executors and administrators, such that the Indemnitee’s insurance coverage is, at all times, the same as any insurance coverage the Corporation purchases and maintains for the benefit of its then current directors and officers, from time to time. Notwithstanding the foregoing, if: (a) liability insurance coverage for former directors and officers is no longer available; or (b) it is no longer industry practice among responsible companies to procure liability insurance for former directors and officers and the cost to the Corporation to do so would be commercially unreasonable, the Corporation shall be relieved of its obligation to procure liability insurance coverage for former officers and directors of the board of directors; provided that the Corporation procures such level of insurance coverage, if any, as is available for former officers and directors of the board of directors at a commercially reasonable rate and adopts comparable measures to protect its former directors and officers in the circumstances as are adopted by other responsible companies.  The onus is on the Corporation to establish that the circumstances described in the previous sentence exist.

Article 8                If for any reason whatsoever, any directors’ and officers’ liability insurer asserts that the Indemnitee is subject to a deductible under any existing or future directors’ and officers’ liability insurance purchased and maintained by the Corporation for the benefit of the Indemnitee and the Indemnitee’s heirs, executors and administrators, the Corporation shall pay the deductible for and on behalf of the Indemnitee.

Article 9                This agreement shall not operate to abridge or exclude any other rights to which the Indemnitee may be entitled by operation of law under any statute, by-laws of the Corporation, agreement, vote of shareholders of the Corporation, vote of disinterested directors of the Corporation or otherwise.

Article 10             [The Corporation hereby acknowledges that the Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by [Fund] (the “Third Party Indemnitor”).  The Corporation hereby agrees that, notwithstanding any such rights to indemnification, advancement of expenses and/or insurance, but subject to the terms of its insurance policy, it is the indemnitor of first resort (i.e., its obligations to the Indemnitee are primary and any obligation of the Third Party Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitee are secondary).  The Corporation further agrees that no advancement or payment by the Third Party Indemnitor on behalf of the Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Third Party Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Corporation. The parties agree that the Third Party Indemnitor is an express third party beneficiary under the terms of this Article 10] [NTD: This article is only applicable to directors nominated by certain funds/institutional investors.]

Article 11             In the event of payment under this agreement by the Corporation, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee. All of the actions of the Indemnitee to assist the Corporation in securing and enforcing its subrogation rights shall themselves be subject to the terms of this agreement.

Article 12             This agreement and the benefit and obligation of all covenants herein contained shall enure to the benefit of and be binding on the heirs, executors, administrators, legal personal representatives and assigns of each of the parties hereto.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

ENERKEM INC.

Per:

Name:
Title:

[INDEMNITEE]